Filed Pursuant to Rule 424(b)(3)
Registration No. 333-224846

Prospectus Supplement No. 8
(To Prospectus dated May 21, 2018)

VICI Properties Inc.

Supplement No. 8 to Prospectus dated May 21, 2018

This prospectus supplement (this “Supplement No. 8”) supplements the prospectus dated May 21, 2018 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-11 (Registration No. 333-224846). This Supplement No. 8 is being filed to update and supplement the information in the Prospectus with information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 24, 2018 (the “Current Report”). The Current Report is attached to this Supplement No. 8.

The attached information modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Supplement No. 8. This Supplement No. 8 should be read in conjunction with the Prospectus.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 19 of the Prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities nor passed upon the accuracy or adequacy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 8 is September 25, 2018.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 __________________________________________________
FORM 8-K
__________________________________________________

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 24, 2018
__________________________________________________
VICI Properties Inc.
(Exact Name of Registrant as Specified in its Charter)
__________________________________________________

Maryland	001-38372	81-4177147
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
430 Park Avenue, 8th Floor
New York, New York 10022
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (646) 949-4631
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
__________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Agreement.

Supplemental Indenture

On September 24, 2018, VICI Properties 1 LLC (“VICI Propco”) and VICI FC Inc. (“VICI FC”, and together with VICI Propco, the “Issuers”), each a wholly-owned subsidiary of VICI Properties Inc. (the “Company”), entered into supplemental indenture no. 3 among VICI Propco and VICI FC, as issuers, and UMB Bank, National Association, as trustee (the “Supplemental Indenture”) amending the indenture, dated October 6, 2017 (the “Indenture”) governing the Issuers’ 8.0% Senior Secured Second Lien Notes due 2023 (the “Notes”).

The Supplemental Indenture gives effect to the consents set forth in the Issuers’ Consent Solicitation Statement, dated as of September 17, 2018 (the “Consent Solicitation Statement”), and amends the Indenture to, among other things: (1) permit (A) certain amendments to the Lease (Non-CPLV) dated October 6, 2017, which currently provides for the lease of the Company’s regional properties other than the facilities in Joliet, Illinois (as amended, the “Non-CPLV Lease”) and certain other agreements and documents made in connection with the amendments to the Non-CPLV Lease to, among other things, release the lien held by certain of the Issuers’ affiliates as landlords in certain furniture, fixtures, inventory, equipment and other personal property of the tenants of such affiliates (the “Lien Release”) and (B) the consummation of the purchase of all of the land and real property improvements associated with Harrah’s Philadelphia in Chester, Pennsylvania (the “Harrah’s Philadelphia Acquisition”), as previously announced by the Company on July 12, 2018; and (2) amend the definition of “Asset Sale” in the Indenture to permit the Lien Release. The Harrah’s Philadelphia Acquisition is subject to certain other closing conditions, including obtaining certain regulatory approvals and other requisite consents. The Supplemental Indenture became effective upon execution but will not become operative until the payment by the Issuers of the consent payment to the holders of the Notes who validly delivered consents in the manner described in the Consent Solicitation Statement.

The foregoing description of the Supplemental Indenture does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Supplemental Indenture, a copy of which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Credit Agreement Amendment

On September 24, 2018, VICI Propco entered into Amendment No. 1 (the “Amendment”) to its Credit Agreement, dated as of December 22, 2017 (the “Credit Agreement”), by and among VICI Propco, as borrower, Goldman Sachs Bank USA, as administrative agent, and the other parties thereto. The Amendment amends provisions of the Credit Agreement to permit in accordance with its terms, among other things, the Lien Release.

The forgoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 3.03.    Material Modification to Rights of Security Holders.

The information with respect to the Indenture set forth in Item 1.01 is incorporated by reference into this Item 3.03.

Item 7.01.    Regulation FD Disclosure.

On September 25, 2018, the Company issued a press release announcing the results of the consent solicitation to amend the Indenture, and the Amendment to the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

The information referenced in this Item 7.01 of this Current Report on Form 8-K, including the press release filed as Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The furnishing of this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
4.1	Supplemental Indenture No. 3, dated as of September 24, 2018, among VICI Properties 1 LLC and VICI FC Inc., as issuers, and UMB Bank, National Association, as trustee

10.1	Amendment No. 1 to Credit Agreement, dated as of September 24, 2018, by and among VICI Properties 1 LLC, as the borrower, Goldman Sachs Bank USA, as administrative agent and the other parties thereto

99.1	Press Release, dated September 25, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICI PROPERTIES INC.
Date: September 24, 2018	By:	/s/ DAVID A. KIESKE
David A. Kieske
Chief Financial Officer